EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

ALTIA, LLC – Arizona limited liability company

Quality Circuit Assembly, Inc. – California corporation

American Precision Fabricators, Inc. – Arkansas corporation

Morris Sheet Metal, Corp. – Indiana corporation

JTD Spiral, Inc. – Indiana corporation

Deluxe Sheet Metal, Inc. – Indiana corporation